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                                                                   EXHIBIT 23.3b

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Specialty Trust, Inc.

We consent to the use of our reports dated March 12, 2004, with respect to the consolidated balance sheets of Specialty Trust, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 2003 and 2002 and Schedule IV for the year ended December 31, 2003 and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ KPMG LLP

Sacramento, California
August 4, 2004.